Exhibit 15.1

October 15, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 9, 2007, except for Note 20 as to which the date is September 25, 2007, on our review of interim financial information of Domtar Corporation for the thirteen-week and twenty-six week periods ended July 1, 2007 is included in its Registration Statement on Form S-4 dated October 15, 2007.

Very truly yours,

PricewaterhouseCoopers LLP